FORBEARANCE AGREEMENT

     This FORBEARANCE AGREEMENT (this “Agreement”) dated 30 April 2010 (the “Effective Date”) is among DORAL ENERGY CORP., a Nevada Corp (“Borrower”) and MACQUARIE BANK LIMITED, a Bank incorporated in accordance with the laws of Australia (“Administrative Agent”) and Lenders party to the Credit Agreement (defined below). Capitalized terms used but not defined in this Agreement have the meaning given to them in the Credit Agreement (defined below).

Background

     1. Borrower, Administrative Agent and Lenders have previously entered into a Senior First Lien Secured Credit Agreement dated 29 July 2008 (as amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”) for the purpose of making available to Borrower a senior, secured term loan on a non-revolving basis;

     2. Borrower did not repay all Obligations on the Maturity Date (“Payment Default”). On the Effective Date Borrower has not repaid any or all of the Obligations and such amounts remain unpaid. On 30 July 2009, 28 August 2009 and 9 November 2009, Borrower requested that Administrative Agent and Lenders forbear—and the Administrative Agent and Lenders did forbear—from the exercise of any remedies with respect to the Payment Default. On the Effective Date, Borrower acknowledges that all previous forbearances with respect to the Payment Default have expired and are no longer in effect. Borrower has nevertheless again requested that Administrative Agent and Lenders forbear from the exercise of any remedies with respect to the Payment Default so that Borrower can consummate the transaction contemplated by the Purchase and Sale Agreement dated 30 April 2010 between Borrower, as seller, and Alamo Resources LLC, as buyer (the “PSA”).

     3. Administrative Agent and Lenders have agreed to forbear from the taking of any action with respect to the Payment Default subject to the terms and conditions of this Agreement and for the time specified herein and subject to the terms of this Agreement.

Agreements

Borrower, Administrative Agent and each Lender (defined below) agree as follows:

1. Definitions.

(a) Certain Definitions. As used in this Agreement—

     “Adverse Action” means the making of any demand or the commencement of any proceeding by any Person (other than Administrative Agent or any of its Affiliates) against Borrower to assert or enforce any default, claim, cause of action, Lien right or any civil, criminal or other governmental enforcement action.

     “Forbearance Period” means the period beginning on the date that the conditions set out in Section 4 of this Agreement have been satisfied and ending on the earlier of (A) the occurrence of a Termination Event (defined below) or (B) 5:00 p.m. Houston time on 15 June 2010.

     “Insolvency Proceeding” means any voluntary or involuntary proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the bankruptcy code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

     “Termination Event” means (A) any additional Event of Default occurs under the Credit Agreement; (B) Lenders determine that any of the representations and warranties of Borrower under this Agreement or the Mutual Release were untrue when made; (C) Lenders determine that Borrower has failed to comply with any of the covenants under this Agreement; (D) the occurrence of any Adverse Action; (E) Borrower takes or directs, solicits, encourages or permits any other Person to take any action in contravention or frustration of this Agreement; (F) either Borrower or Alamo notifies the other that it has terminated (or intends to terminate) the PSA prior to the closing of the transaction contemplated therein; or (G) Lenders request (provided that Lenders cannot make such request prior to 24 May 2010) and Borrower fails to provide, within three business days following Lenders’ request, evidence reasonably satisfactory to Lenders that the transaction contemplated by the PSA is likely to close on or before 15 June 2010 and otherwise on the terms set forth in the PSA.

     (b) Other Defined Terms. Other capitalized terms used but not defined in this Agreement have the meanings given to them in the Credit Agreement.

2. Payment Default. Borrower acknowledges and agrees that:

     (a) (i) the principal amount of the Obligations outstanding as of the date of this Agreement is Five Million Nine Hundred Forty-Nine Thousand One Hundred Ninety-Five Dollars and Thirty-Two Cents ($5,949,195.32) and (ii) Borrower has no rights of set-off against Lender and it is no defense to payment of any part of the Obligations by set-off.

     (b) Borrower did not pay all outstanding monetary Obligations on the Maturity Date and accordingly Borrower agrees that such failure to pay is an Event of Default pursuant to Section 10.1(a) of the Credit Agreement.

     (c) Administrative Agent and the Lenders have previously delivered to Borrower—and Borrower has previously received—a default notice with respect to the Payment Default, and any applicable cure period has expired.

     3. Forbearance Period. Throughout the Forbearance Period, Lenders agree to forbear from exercising any rights or remedies it may have under the Loan Documents under applicable law or otherwise as a result of the existence of the Payment Default but excluding the Permitted Actions (defined below).

     4. Condition to Effectiveness. This Agreement will become effective upon its execution and unconditional delivery by each of the signatories identified below.

     5. Permitted Actions. Notwithstanding the continuation of the Forbearance Period, Lenders may take any of the following actions (the “Permitted Actions”) at any time:

     (a) take any action to preserve its rights in Collateral or to preserve the future exercise of any remedies, including but not limited to objecting to or contesting, or supporting any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any Lien in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Liens in the Collateral granted to Administrative Agent or any Lender and the priority and rights as between Lender and any subordinated lenders;

     (b) prepare and file UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of Lender;

     (c) take actions to determine the specific items included in the Collateral and the steps taken to perfect its Liens thereon;

     (d) notify any Person of the existence of a Default or Event of Default and confirm the amount and type of collateral held under any lockbox agreement, account control agreement, landlord waiver or bailee's letter or similar agreement or arrangement or institute any action or proceeding with respect to such rights or remedies, but only to preserve Lender's rights thereunder with respect to any third parties or Borrower;

     (e) contest, protest or object to any foreclosure proceeding or action or any other exercise of any rights and remedies relating to the Collateral brought by any Person other than Lenders;

     (f) file a proof of claim under any judicial or non-judicial proceedings with regard to Borrower or the Collateral seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Loan Document or otherwise take any action to preserve the enforcement of, or any remedy under, any Loan Document, including without limitation the taking any action authorized with respect to the Collateral under applicable bankruptcy law, free of this Agreement, to prevent use of cash collateral, to obtain relief from stay or to exercise any other rights afforded Lenders or lenders under the Bankruptcy Code;

     (g) seek and obtain relief against any creditor that threatens to take, or has the right to take, any action with regard to the Collateral, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by Borrower that Lender's damages from such actions may at that time be difficult to ascertain and may be irreparable, and Borrower irrevocably waives any defense that Lenders cannot demonstrate damage and/or might be made whole by the awarding of damages;

     (h) at any time inspect, assemble, prepare for repossession or removal, preserve and protect the Collateral;

     (i) declare, and deliver to Borrower one or more notices relating to the declaration of, any additional Default or Event of Default arising under the Credit Agreement prior to or during the Forbearance Period. With respect to any additional Default arising prior to or during the Forbearance Period that is (i) the subject of a notice of default delivered to Borrower during the Forbearance Period and (ii) subject to an applicable cure period under the Credit Agreement, Borrower acknowledges that the existence of the Forbearance Period will not toll or otherwise extend any cure period applicable to such Default; and

     (j) prepare and deliver to Borrower or any other Person any notice, demand or other instruction (excluding a notice that the Administrative Agent or Lender intends to conduct a judicial or non-judicial foreclosure with respect to any of the Collateral or a demand for default interest under the Credit Agreement) contemplated by any of the Loan Documents or applicable law.

6. Covenants of Borrower.

     (a) Throughout the Forbearance Period Borrower will not direct, solicit or encourage (i) the declaration of any default or event of default with respect to any other indebtedness of Borrower or (ii) any Adverse Action.

     (b) All principal and accrued interest outstanding on the Loan shall be due and payable on the first Business Day following the termination or expiration of the Forbearance Period.

7. Representations and Warranties.

     (a) Each party to this Agreement severally represents and warrants to each of the other parties to this Agreement that:

     (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, company or partnership action, as appropriate;

     (ii) this Agreement is a legally valid and binding obligation, enforceable against it or him, as applicable, in accordance with the terms set forth herein, except to the extent limited by or subject to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally; and

     (iii) the execution, delivery and performance of this Agreement, the Mutual Release and any other agreement executed in connection with this Agreement by it or him, as applicable, do not (A) contravene, or constitute a default under, any provision of applicable law, charter or other organizational or formation document or any agreement, judgment, injunction, order, decree, or other instrument binding upon such party, or (B) require the consent of any Person not a party to this Agreement.

     (b) Borrower further represents and warrants to Administrative Agent and each Lender that all of its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant to the Credit Agreement are true and correct as of the date of this Agreement (except to the extent such representations and warranties speak as to a date certain).

     8. Net Profits Interest. At any time during the Forbearance Period, if Borrower divests greater than fifty percent (50%) of its Working Interest in the Properties and such divestiture results in all monetary Obligations being fully repaid to Lender, Macquarie Investments LLC will reconvey the Net Profits Interest to Borrower upon (x) full repayment to Lender of the monetary Obligations, and (y) receipt in full of Five Hundred Thousand Dollars ($500,000) which will be paid by Borrower to Macquarie Investments LLC at the closing of such divestiture.

     9. Ratification of Liens and Security Interests. Borrower acknowledges and ratifies the existence and priority of the Liens granted by Borrower in favor of Administrative Agent or any Lender in and to the collateral described in each of the Security Documents and represents, warrants and covenants that such liens and security interests are valid, existing and in full force and effect.

     10. Effect of the Forbearance Period on the Payment Default. Borrower agrees that:

     (a) its performance under this Agreement will not constitute the cure of the Payment Default;

     (b) upon the termination or expiration of this Agreement for any reason, Administrative Agent and each Lender may at any time exercise any rights or remedies it may have under the Loan Documents under applicable law or otherwise as a result of the existence of the Payment Default without the necessity of delivering any further notice of default to Borrower.

     11. Release of Lender, Etc. As a material portion of the consideration given by Borrower to Administrative Agent and the Lenders in exchange for the accommodations extended by them to Borrower under this Agreement:

     (a) Borrower represents and warrants that it is the legal and equitable owner and holder of the Borrower’s Claims (defined below) herein released, and that Borrower has not assigned, transferred, disposed of, hypothecated or otherwise conveyed or purported to convey any interest in the Borrower’s Claims to any third party.

     (b) As of the date of this Agreement, Borrower forever releases and discharges each member of the Macquarie Group (defined below) from all of the Borrower’s Claims, and covenants not to assert or assist or enable any third party to assert any of the Borrower’s Claims against any member of the Macquarie Group.

     (c) As used in this Section 11:

“Borrower’s Claims” means any and all Claims that Borrower ever had, now has or may hereafter have against any member of the Macquarie Group with respect to any event, occurrence, omission, action, relationship or transaction occurring for all periods of time prior to and as of the Effective Date, including without limitation, any Claims out of or in any way related to the Credit Agreement, the other Loan Documents or the Net Profits Overriding Royalty Interest Conveyance (collectively, as amended, the “Transaction Documents”), or any document executed by any Person in connection with any of the Transaction Documents.

“Claims” means any and all claims, demands, actions, remedies, causes of action, choses in action, debts, liabilities, damages, costs (including, without limitation, attorneys’ fees and all costs of court or other proceedings), expenses and losses of every kind or nature, whether arising by contract, tort or other theory, at this time known or unknown, direct or indirect, fixed or contingent, in law, by statute, by regulation, by court order, or in equity.

“Macquarie Group” means collectively, Macquarie Bank Limited, Macquarie Investments, LLC, and their respective officers, directors, members, managers, partners, employees, accountants, attorneys, agents, affiliates, successors and assigns.

12. Miscellaneous.

     (a) Time of Essence. Time is of the essence in the performance of all terms and conditions and other obligations under this Agreement.

     (b) Amendments. Any modifications to this Agreement must be made in writing and signed by each of the parties to this Agreement.

     (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of any counterpart of this Agreement will be deemed an original for all purposes.

     (d) Severability. If any term or condition of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, then that term or condition will be deemed to have been deleted from this Agreement but the remainder of this Agreement will remain in full force and effect. However, if the deemed deletion of that term or condition would reasonably frustrate the purpose of this Agreement, then each affected party will be excused from the performance of any remaining obligations owed to any of the other parties under this Agreement until the parties are able to agree on a mutually acceptable reformation of this Agreement to address the deleted term or condition.

     (e) No Other Amendments to Loan Documents; Etc. This Agreement supersedes all prior agreements (written or oral, including without limitation the forbearance letter between Borrower, Administrative Agent and Lenders dated 30 July 2009 as extended on 28 August 2009 and 9 November 2009) between Borrower, Administrative Agent and Lenders with regard to the subject matters hereof. This Agreement is a Loan Document. Except as modified by this Agreement, the other Loan Documents remain unchanged and continue in full force and effect. In the event of any inconsistency between the terms of the Credit Agreement as amended by this Agreement and any other Loan Document, however, the terms of the Credit Agreement will control and the other document will be deemed to be amended to conform to the terms of the Credit Agreement. All references to the Credit Agreement will refer to the Credit Agreement as modified by this Agreement. No course of dealing among Borrower, any Lender, Administrative Agent or any other Person will be deemed to have modified the Credit Agreement or any other Loan Document or to have impaired or altered the rights of Administrative Agent, each Lender and Borrower to enforce the Credit Agreement and each of the other Loan Documents as written. Nothing in this Agreement or the Mutual Release will be deemed to constitute an accord and satisfaction of any of the Obligations or of any of the rights and remedies of Administrative Agent or any Lender under the Loan Documents.

     (f) Binding on Successors and Assigns. The terms of this Agreement will be binding upon, and will inure to the benefit of, the parties to this Agreement and their respective successors or assigns.

     (g) Governing Law; Venue. This Agreement shall be construed in accordance with the internal laws of the State of Texas, exclusive of its choice of law principles, and any suit, action or proceeding arising out of or relating to this Agreement must be commenced and maintained in a court of competent subject matter jurisdiction in Harris County, Texas and the parties hereto consent to such jurisdiction and venue and waive all objections (including, without limitation, forum non conveniens) thereto.

     (h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

     (i) Final Agreement. THIS AGREEMENT IS INTENDED BY THE PARTIES AS THE FINAL, COMPLETE AND EXCLUSIVE STATEMENT OF THEIR AGREEMENT CONCERNING THE FORBEARANCE PERIOD AND THE OTHER MATTERS ADDRESSED HEREIN. NOTHING IN THIS AGREEMENT MAY BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS AGREEMENT, WHETHER WRITTEN OR ORAL.

[signature pages to follow]

     The parties have each executed this Forbearance Agreement on the date set forth in the initial paragraph.

Administrative Agent and Lender

Macquarie Bank Limited

“Jonathan Rourke”
By:
Name:	Jonathan Rourke
Title:	Executive Director

“Karen Goepfert”
By:
Name:	Karen Goepfert
Title:	Associate Director

Borrower

Doral Energy Corp.

“Everett Willard Gray, II”
By:
Name:	Everett Willard Gray, II
Title:	Chairman & CEO